Exhibit 99.1

Steve Madden Announces First Quarter Results

LONG ISLAND CITY, N.Y., April 20, 2018 – Steve Madden (Nasdaq: SHOO), a leading designer and marketer of fashion footwear and accessories for women, men and children, today announced financial results for the first quarter ended March 31, 2018.

Amounts referred to as “Adjusted” exclude the items that are described under the heading “Non-GAAP Adjustments.”

For the First Quarter 2018:

•	Net sales increased 6.2% to $389.0 million compared to $366.4 million in the same period of 2017.
•	Gross margin was 36.2%. Gross margin in the first quarter of 2017 was 36.2%. Adjusted gross margin in the first quarter of 2017 was 36.6%.
•	Operating expenses as a percentage of sales were 27.7% compared to 28.9% of sales in the same period of 2017. Adjusted operating expenses as a percentage of sales were 26.9% compared to 26.8% in the same period of 2017.
•	Operating income totaled $36.6 million, or 9.4% of net sales, compared to $30.8 million, or 8.4% of net sales, in the same period of 2017. Adjusted operating income was $39.6 million, or 10.2% of net sales, compared to Adjusted operating income of $39.5 million, or 10.8% of net sales, in the same period of 2017.
•	Net income was $28.7 million, or $0.50 per diluted share, compared to $20.2 million, or $0.35 per diluted share, in the prior year’s first quarter. Adjusted net income was $31.0 million, or $0.54 per diluted share, compared to $27.5 million, or $0.47 per diluted share, in the prior year’s first quarter.

Edward Rosenfeld, Chairman and Chief Executive Officer, commented, “We are off to a good start in 2018, with first quarter results that exceeded our expectations.  Our on-trend product assortments and speed-to-market capability continue to set us apart from the competition.  We are particularly pleased with the strong growth we saw in international markets in the first quarter, as the investments we have made in our flagship Steve Madden brand and our international infrastructure bear fruit.  As we look ahead, we are confident that, based on the power of our brands and the strength of our business model, we are well-positioned to drive sales and earnings growth in 2018 and beyond.”

First Quarter 2018 Segment Results

Net sales for the wholesale business increased 5.8% to $331.2 million in the first quarter of 2018, with strong gains in both the wholesale footwear and wholesale accessories businesses. Gross margin in the wholesale business was 32.6%. Gross margin in the wholesale business in last year’s first quarter was 32.4%. Adjusted gross margin in the wholesale business in last year’s first quarter was 32.8%. The modest decline in wholesale gross margin compared to the prior year’s first quarter Adjusted gross margin was the result of strong growth in the Company’s private label business, which carries a lower gross margin.

Retail net sales in the first quarter increased 8.6% to $57.9 million compared to $53.3 million in the first quarter of the prior year. Same store sales decreased 1.2% in the quarter as the result of a decline in the boot category. Retail gross margin decreased to 56.7% in the first quarter of 2018 as compared to 58.7% in the first quarter of the prior year due primarily to deep discounting of slow-selling inventory in the boot category.

During the first quarter, the Company opened two stores and closed five stores in the United States. The Company also opened one store in Mexico and one store in China. The Company ended the quarter with 207 company-operated retail locations, including six Internet stores. In addition, during the first quarter, the Company opened two concessions in China and ended the quarter with 40 company-operated concessions in international markets.

The Company’s effective tax rate for the first quarter of 2018 was 21.4% compared to 34.8% in the first quarter of 2017. On an Adjusted basis, the effective tax rate in the first quarter of 2018 was 21.7% compared to 30.7% in the prior year period. The reduction in the Company’s effective tax rate compared to the prior year was primarily a result of the impact of the Tax Cuts and Jobs Act.

Balance Sheet and Cash Flow

During the first quarter of 2018, the Company repurchased 566,516 shares of the Company’s common stock for approximately $25.7 million, which includes shares acquired through the net settlement of employee stock awards.

As of March 31, 2018, cash, cash equivalents, and current and non-current marketable securities totaled $200.6 million.

Regular Dividend

The Company’s Board of Directors declared a quarterly cash dividend of $0.20 per share. The dividend will be paid on June 29, 2018, to shareholders of record at the close of business on June 12, 2018.

Company Outlook

For fiscal year 2018, the Company continues to expect net sales will increase 5% to 7% over net sales in 2017. The Company expects diluted EPS for fiscal year 2018 will be in the range of $2.55 to $2.62. The Company expects Adjusted diluted EPS for fiscal year 2018 will be in the range of $2.60 to $2.67.

Non-GAAP Adjustments

Amounts referred to as “Adjusted” exclude the items below.

For the first quarter 2018:

•	$2.8 million pre-tax ($2.1 million after-tax) expense in connection with a provision for legal charges, included in operating expenses.
•	$0.3 million pre-tax ($0.2 million after-tax) expense in connection with the integration of the Schwartz & Benjamin acquisition and the related restructuring, included in operating expenses.

For the first quarter 2017:

•	$1.2 million pre-tax ($0.8 million after-tax) in non-cash expense associated with the purchase accounting fair value adjustment of inventory acquired in the Schwartz & Benjamin acquisition, included in cost of sales.
•	$7.5 million pre-tax ($6.5 million after-tax) in estimated bad debt expense associated with the Payless ShoeSource bankruptcy, included in operating expenses.

For the fiscal year 2018:

•	$2.8 million pre-tax ($2.1 million after-tax) expense in connection with a provision for legal charges, included in operating expenses.
•	$1.3 million pre-tax ($1.0 million after-tax) expense in connection with the integration of the Schwartz & Benjamin acquisition and the related restructuring, included in operating expenses.

Reconciliations of amounts on a GAAP basis to Adjusted amounts are presented in the Non-GAAP Reconciliation tables at the end of this release and identify and quantify all excluded items.

Conference Call Information

Interested stockholders are invited to listen to the first quarter earnings conference call scheduled for today, April 20, 2018, at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed by logging onto http://www.stevemadden.com. An online archive of the broadcast will be available within one hour of the conclusion of the call and will be accessible for a period of 30 days following the call. Additionally, a replay of the call can be accessed by dialing 1-844-512-2921 (U.S.) and 1-412-317-6671 (international), passcode 2570358, and will be available until May 20, 2018.

About Steve Madden

Steve Madden designs, sources and markets fashion-forward footwear and accessories for women, men and children. In addition to marketing products under its own brands including Steve Madden®, Dolce Vita®, Betsey Johnson®, Blondo®, Report®, Brian Atwood®, Cejon®, Mad Love® and Big Buddha®, Steve Madden is a licensee of various brands, including Kate Spade®, Superga®, Anne Klein® and Avec Les Filles®. Steve Madden also designs and sources products under private label brand names for various retailers. Steve Madden’s wholesale distribution includes department stores, specialty stores, luxury retailers, national chains and mass merchants. Steve Madden also operates 207 retail stores (including Steve Madden’s six Internet stores). Steve Madden licenses certain of its brands to third parties for the marketing and sale of certain products, including ready-to-wear, outerwear, intimate apparel, eyewear, hosiery, jewelry, fragrance, luggage and bedding and bath products. For local store information and the latest Steve Madden booties, pumps, men’s and women’s boots, dress shoes, sandals and more, visit http://www.stevemadden.com.

Safe Harbor

This press release and oral statements made from time to time by representatives of the Company contain certain “forward looking statements” as that term is defined in the federal securities laws. The events described in forward looking statements may not occur. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of the Company’s plans or strategies, projected or anticipated benefits from acquisitions to be made by the Company, or projections involving anticipated revenues, earnings or other aspects of the Company’s operating results. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward looking statements. The Company cautions you that these statements concern current expectations about the Company’s future results and condition and are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projections upon which the statements are based. Factors which may affect the Company’s results include, but are not limited to, the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission. Any one or more of these uncertainties, risks and other influences could materially affect the Company’s results of operations and financial condition and whether forward looking statements made by the Company ultimately prove to be accurate and, as such, the Company’s actual results, performance and achievements could differ materially from those expressed or implied in these forward looking statements. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31, 2018	March 31, 2017
Net sales	$389,014	$366,387
Cost of sales	248,281	233,669
Gross profit	140,733	132,718
Commission and licensing fee income, net	3,659	3,927
Operating expenses	107,835	105,865
Income from operations	36,557	30,780
Interest and other income, net	597	684
Income before provision for income taxes	37,154	31,464
Provision for income taxes	7,956	10,942
Net income	29,198	20,522
Net income attributable to noncontrolling interest	525	364
Net income attributable to Steven Madden, Ltd.	$28,673	$20,158

Basic income per share	$0.52	$0.36
Diluted income per share	$0.50	$0.35

Basic weighted average common shares outstanding	54,728	55,828
Diluted weighted average common shares outstanding	57,287	58,203

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	As of
	March 31, 2018	December 31, 2017	March 31, 2017
	(Unaudited)		(Unaudited)
Cash and cash equivalents	$125,383	$181,214	$94,261
Marketable securities (current & non current)	75,176	93,550	98,980
Accounts receivables, net	296,546	240,909	232,466
Inventories	94,367	110,324	96,973
Other current assets	47,975	49,044	33,095
Property and equipment, net	69,599	71,498	74,747
Goodwill and intangibles, net	298,539	299,842	304,327
Other assets	10,802	10,780	9,121
Total assets	$1,018,387	$1,057,161	$943,970

Accounts payable	$65,296	$66,955	$70,896
Contingent payment liability (current & non current)	3,000	10,000	31,830
Other current liabilities	103,477	132,657	65,720
Other long term liabilities	38,392	38,617	36,702
Total Steven Madden, Ltd. stockholders' equity	801,586	802,821	737,187
Noncontrolling interest	6,636	6,111	1,635
Total liabilities and stockholders' equity	$1,018,387	$1,057,161	$943,970

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED CASH FLOW DATA

(In thousands)

(Unaudited)

	Three Months Ended
	March 31, 2018	March 31, 2017
Net cash (used in) provided by operating activities	$(27,217)	$8,513

Investing Activities
Purchases of property and equipment	(2,946)	(3,293)
Sales of marketable securities, net	16,888	11,292
Acquisition, net of cash acquired	—	(17,396)
Net cash provided by (used in) investing activities	13,942	(9,397)

Financing Activities
Common stock share repurchases for treasury	(25,677)	(33,161)
Payment of contingent liability	(7,000)	—
Proceeds from exercise of stock options	1,519	1,812
Cash dividends paid	(11,758)	—
Net cash used in financing activities	(42,916)	(31,349)

Effect of exchange rate changes on cash and cash equivalents	360	379

Net decrease in cash and cash equivalents	(55,831)	(31,854)

Cash and cash equivalents - beginning of period	181,214	126,115

Cash and cash equivalents - end of period	$125,383	$94,261

STEVEN MADDEN, LTD. AND SUBSIDIARIES

NON-GAAP RECONCILIATION

(In thousands, except per share amounts)

(Unaudited)

The Company uses non-GAAP financial information to evaluate its operating performance and in order to represent the manner in which the Company conducts and views its business. Additionally, the Company believes the information assists investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that are not indicative of its core business. The non-GAAP financial information is provided in addition to, and not as an alternative to, the Company’s reported results prepared in accordance with GAAP.

Table 1 - Reconciliation of GAAP gross profit to Adjusted gross profit
Three Months Ended
March 31, 2017
Consolidated
GAAP gross profit	$132,718

Non-cash expense associated with the purchase accounting fair value adjustment of inventory acquired in the Schwartz & Benjamin acquisition	1,240

Adjusted gross profit	$133,958

Wholesale
GAAP gross profit	$101,560

Non-cash expense associated with the purchase accounting fair value adjustment of inventory acquired in the Schwartz & Benjamin acquisition	1,240

Adjusted gross profit	$102,800

Table 2 - Reconciliation of GAAP operating expenses to Adjusted operating expenses
	Three Months Ended	Three Months Ended
	March 31, 2018	March 31, 2017
GAAP operating expenses	$107,835	$105,865

Expense in connection with provision for legal charges	(2,837)	—

Expense in connection with the integration of the Schwartz & Benjamin acquisition and the related restructuring	(250)	—

Bad debt expense associated with the Payless ShoeSource bankruptcy	—	(7,500)

Adjusted operating expenses	$104,748	$98,365

Table 3 - Reconciliation of GAAP operating income to Adjusted operating income
	Three Months Ended	Three Months Ended
	March 31, 2018	March 31, 2017
GAAP operating income	$36,557	$30,780

Expense in connection with provision for legal charges	2,837	—

Expense in connection with the integration of the Schwartz & Benjamin acquisition and the related restructuring	250	—

Non-cash expense associated with the purchase accounting fair value adjustment of inventory acquired in the Schwartz & Benjamin acquisition	—	1,240

Bad debt expense associated with the Payless ShoeSource bankruptcy	—	7,500

Adjusted operating income	$39,644	$39,520

Table 4 - Reconciliation of GAAP provision for income taxes to Adjusted provision for income taxes
	Three Months Ended	Three Months Ended
	March 31, 2018	March 31, 2017
GAAP provision for income taxes	$7,956	$10,942

Tax effect of expense in connection with provision for legal charges	702	—

Tax effect of expense in connection with the integration of the Schwartz &Benjamin acquisition and the related restructuring	62	—

Tax effect of non-cash expense associated with the purchase accounting fair value adjustment of inventory acquired in the Schwartz & Benjamin acquisition	—	425

Tax effect of bad debt expense associated with the Payless ShoeSource bankruptcy	—	964

Adjusted provision for income taxes	$8,720	$12,331

Table 5 - Reconciliation of GAAP net income to Adjusted net income
	Three Months Ended	Three Months Ended
	March 31, 2018	March 31, 2017
GAAP net income attributable to Steven Madden, Ltd.	$28,673	$20,158

After-tax impact of expense in connection with provision for legal charges	2,135	—

After-tax impact of expense in connection with the integration of the Schwartz &Benjamin acquisition and the related restructuring	188	—

After-tax impact of non-cash expense associated with the purchase accounting fair value adjustment of inventory acquired in the Schwartz &Benjamin acquisition	—	815

After-tax impact of bad debt expense associated with the Payless ShoeSource bankruptcy	—	6,536

Adjusted net income attributable to Steven Madden, Ltd.	$30,996	$27,509

GAAP diluted income per share	$0.50	$0.35
Adjusted diluted income per share	$0.54	$0.47

Contact

Steven Madden, Ltd.

Director of Corporate Development & Investor Relations

Danielle McCoy

718-308-2611

daniellemccoy@stevemadden.com

ICR, Inc.

Investor Relations

Jean Fontana/Megan Crudele

203-682-8200

www.icrinc.com